Exhibit 99.1

NextNav Announces Appointment of Neil Subin as New Board Member

Long-Serving Board Member Peter Barris to Step Down

MCLEAN, Va. – August 10, 2022 – NextNav (Nasdaq: NN), a leader in next generation GPS, today announced that Neil S. Subin has joined the company’s board of directors effective today. Mr. Subin replaces Peter Barris, who was recently named Chairman of the Board of Trustees of Northwestern University.

“We are delighted to welcome Neil to NextNav’s board,” commented Gary Parsons, the Chairman of NextNav. “Neil is a respected leader with deep financial expertise and a proven track record of developing technology companies, especially within the telecommunications industry. His wealth of experience and insights will be invaluable as we continue to grow as a public company.  We would also like to thank Peter Barris for his many years of service to the company and wish him well in his new role as Board Chairman at Northwestern.”

Mr. Subin currently serves as Chief Investment Officer for MILFAM, a single-family office. Throughout his career, Mr. Subin has served as a director and major shareholder for a number of telecommunications companies through various cycles of their growth and development. His efforts include advising companies on the appropriate approach to support the growth and development of their spectrum assets via effective financial and operating plans. He has also been integral in providing substantial transaction support for spectrum assets tied to several of the major telecommunications companies which has resulted in significant value creation for these businesses.

“I'm honored to be joining NextNav’s board of directors,” said Neil S. Subin. “With its strong executive team, cutting-edge technology and valuable nationwide spectrum holdings, I believe that NextNav is well positioned to deliver on its mission to provide superior 3D geolocation services, protect critical infrastructure through GPS and timing resiliency, and drive significant long term value creation for shareholders.”

Mr. Subin has been an active member of numerous boards of directors and currently serves on the boards of Alimco Financial Corp, Centrus Energy Corp, Frontiersman Holdings, Inc., and Quantlab Financial LLC.

About NextNav Inc.

NextNav Inc. (Nasdaq: NN) is a leader in next generation GPS, enabling a whole new ecosystem of applications and services that rely upon vertical location and resilient geolocation technology. The company's Pinnacle network delivers highly accurate vertical positioning to transform location services, reflecting the 3D world around us and supporting innovative, new capabilities. NextNav's TerraPoiNT network delivers accurate, reliable, and resilient 3D positioning, navigation and timing (PNT) services to support critical infrastructure and other GPS-reliant systems in the absence or failure of GPS.

For more information, please visit https://nextnav.com/ or follow NextNav on Twitter or LinkedIn.

Source: NN-FIN

Contacts

Erica Bartsch

Sloane & Company

ebartsch@sloanepr.com

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